EXHIBIT 23.1

Independent Auditors’ Consent of KPMG LLP

The Board of Directors

Commercial Capital Bancorp, Inc.:

We consent to incorporation by reference in the Pre-Effective Amendment No. 1 to the Form S-4 registration statement (No. 333-113869) of Commercial Capital Bancorp, Inc. of our report on the consolidated financial statements of Commercial Capital Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Commercial Capital Bancorp, Inc incorporated herein by reference, and to the reference to our firm under the heading of “Experts” in the Prospectus

Our report refers to a change in accounting for goodwill and other intangible assets in 2002.

/s/    KPMG LLP

Los Angeles, California

April 9, 2004